Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Spark Therapeutics, Inc.

at

$114.50 Net per Share

Pursuant to the Offer to Purchase Dated March 7, 2019

by

022019 Merger Subsidiary, Inc.

a wholly owned subsidiary of

Roche Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON APRIL 3, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated March 7, 2019 (the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, collectively the “Offer”) in connection with the offer by 022019 Merger Subsidiary, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Spark Therapeutics, Inc., a Delaware corporation (“Spark”), for $114.50 per Share (the “Offer Price”), net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law and upon the terms and subject to the conditions set forth in the Offer. Also enclosed is Spark’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $114.50 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes and upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 22, 2019 (the “Merger Agreement”), among Spark, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after consummation of the Offer and subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into Spark (the “Merger”), with Spark continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than shares held by Spark, any of its subsidiaries, Parent, Purchaser or any other subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest, subject to any required withholding of taxes. No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4.

The board of directors of Spark (the “Spark Board”) has duly and unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of Spark and its stockholders; (iii) agreed that the Merger Agreement will be effected under Section 251(h) of the DGCL; and (iv) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer. Spark has been advised that all of its directors and executive officers intend to tender all of their transferrable Shares pursuant to the Offer.

5.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of the day on April 3, 2019, unless the Offer is extended (as it may be extended, the “Expiration Time”).

6.

The Offer is conditioned upon, among other things, (1) there being validly tendered in accordance with the terms of the Offer (and “received” as defined in Section 251(h) of the DGCL), and not validly withdrawn, that number of Shares that, considered together with all other Shares (if any) owned by Parent and its affiliates (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”), represent at least one more than 50% of the total number of Shares outstanding immediately after the consummation of the Offer (referred to as the “Minimum Condition”); and (2) the expiration or termination of the waiting period (and any extension thereof) or receipt of clearance under (A) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and (B) any other competition, merger control, trade regulation, antitrust or similar laws applicable to the Offer and the Merger, in either case, without the imposition of any requirement that Parent or Purchaser, except solely with respect to Spark and its subsidiaries, and solely with respect to (and limited to) Spark’s developmental products and programs (other than any Hemophilia A programs or products, including SPK-8011 and SPK-8016) that are or would be competitive with the products and programs of Parent and its affiliates or in which Parent and its affiliates own or control any interest (w) sell, divest, license, hold separate or otherwise dispose of any asset, interest or business of Parent or its affiliates or Spark or its subsidiaries, (x) permit Spark or its subsidiaries to sell, divest, license, hold separate or otherwise dispose of any of their assets, interests, or businesses prior to the effective time of the Merger, (y) terminate, relinquish, modify, transfer, assign, restructure or waive existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent, Spark or their respective subsidiaries and (z) undertake any other behavioral remedy or commitment whatsoever including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent or Spark or their respective subsidiaries and, in each case, to enter, or to offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any governmental entity in connection with any of the foregoing and in the case of actions by or with respect to Spark or its subsidiaries or their businesses or assets, by consenting to such action by any of Spark or its subsidiaries. These and other conditions to the Offer are described in Sections 15 and 16 of the Offer to Purchase.

7.

Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a current rate of 24% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Spark Therapeutics, Inc.

at

$114.50 Net per Share

Pursuant to the Offer to Purchase Dated March 7, 2019

by

022019 Merger Subsidiary, Inc.

a wholly owned subsidiary of

Roche Holdings, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 7, 2019 and the related Letter of Transmittal (collectively, as may be amended or supplemented from time to time, the “Offer”), in connection with the offer by 022019 Merger Subsidiary, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Spark Therapeutics, Inc., a Delaware corporation (“Spark”), at a purchase price of $114.50 per Share, net to the seller in cash, without interest, subject to any required withholding and upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:		SIGN HERE
Shares*
Signature(s)

Dated
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.